PRESS RELEASE

NeoMedia Announces Cancelation of Planned Special Meeting of Shareholders and Announces Plans for Third Quarter Shareholder Update Call and Annual Meeting of Shareholders

Thursday October 30, 6:21 pm ET

ATLANTA, GA—(MARKET WIRE)—Oct 30, 2008 — NeoMedia Technologies, Inc. (OTC BB:NEOM.OB - News) today announced that it has cancelled its planned Special Meeting of Shareholders which had been scheduled for December 10, 2008. NeoMedia also announced that its quarterly shareholder update call will take place on November 19, 2008. Additionally, the Company announced that it has begun the planning process for its annual meeting of Shareholders in 2009.

Michael Zima, CFO of NeoMedia Technologies, Inc., stated: "We considered the potential benefits and detriments and determined that it was better to not proceed with the special meeting of shareholders at this time. However, we are planning our next quarterly shareholder update for November 19, 2008 and will announce the details of that conference call in the near future. We are also in the planning stages for our annual meeting of shareholders which will be held in May or June of 2009."

About NeoMedia Technologies

NeoMedia Technologies, Inc. (USA) is a world market leader in the field of optically initiated transactions, applying innovative solutions to combine the physical and mobile worlds with its patented, leading-edge mobile Direct-to-Web technology. In order to offer the customer a stable, high-performance infrastructure for processing optical codes, NeoMedia is expanding its offerings by adding the award-winning Gavitec technology. Gavitec AG mobile digit, a member company of NeoMedia Technologies (OTC BB:NEOM.OB - News), is a leading provider of technical equipment for code reading systems and software for mobile communications applications. Gavitec AG is based in Germany and offers standardized and individual solutions for mobile marketing, mobile couponing, mobile ticketing and mobile payment systems. For further information, please visit: www.neom.com, www.neoreader.com and www.mobiledigit.de.

This press release contains some forward-looking statements as covered by Section 27A of the US Securities Act of 1933 and Section 21E of the US Securities Exchange Act of 1934. With the exception of past facts, the statements made in this press release are thus subject to various risks and uncertainties that could lead to actual events varying considerably from the expectations expressed.

Contact

Terry Griffin
NeoMedia Technologies
T: 678.638.0460 x111
Email Contact

Source: NeoMedia Technologies, Inc.